Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Ultra Short Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A        1,212,797           0.16         12,090,535        10.03


     Class B           90,157           0.13          1,153,816         10.03


     Class C          983,656            0.13          12,579,270        10.03


     Class I      1,730,272             0.18         11,545,254        10.03